Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and First Nine Months 2020 Results

ORLANDO, FL, November 5, 2020 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of fiscal year 2020.

Third Quarter 2020 Highlights

•	Attendance was 1.6 million guests, a decline of 6.6 million guests from the third quarter of 2019.
•	Total revenue was $106.1 million, a decline of $367.5 million from the third quarter of 2019.
•	Net loss was $79.2 million, a decline of $177.3 million from the third quarter of 2019.
•	Adjusted EBITDA[1] was a loss of $11.2 million, a decline of $218.1 million from the third quarter of 2019.
•	Admission per capita increased 22.4% to $40.39 while in-park per capita spending increased 8.9% to $27.55.

First Nine Months 2020 Highlights

•	Attendance was 4.2 million guests, a decline of 13.8 million guests from the first nine months of 2019.
•	Total revenue was $277.7 million, a decline of $822.5 million from the first nine months of 2019.
•	Net loss was $266.8 million, a decline of $380.4 million from the first nine months of 2019.
•	Adjusted EBITDA was a loss of $95.9 million, a decline of $468.9 million from the first nine months of 2019.
•	Admission per capita increased 12.9% to $39.34 while in-park per capita spending increased 3.8% to $27.53.

Other Highlights

•

On July 29, 2020, the Company amended its credit agreement to, among other things, further revise its financial covenant to suspend testing of the financial covenant through 2021 and modify testing of the financial covenant in 2022.

•	On August 5, 2020, the Company closed on a $500 million private offering of 9.50% second-priority senior secured notes due 2025.
•

As of September 30, 2020, the Company had approximately $488 million of cash and cash equivalents on its balance sheet and approximately $311 million available on its revolving credit facility resulting in total liquidity of approximately $800 million.

•

The Company estimates that the average monthly Net Cash Burn[1] during the quarter ended September 30, 2020 was approximately $22 million per month which includes the payment of certain previously deferred payments to vendors.  Excluding these deferred payments, the Company estimates that the average monthly Adjusted Net Cash Burn[1] during the quarter ended September 30, 2020, was approximately $2 million per month.

•

As of the end of September, ten of the Company’s twelve parks (including all five of its parks in Florida, its two parks in Texas, its park in Pennsylvania, one of its two parks in Virginia and one of its two parks in California) were operating with capacity limitations, modified/limited operations, reduced hours of operation and / or limited operating days.

•	In the third quarter of 2020, the Company helped rescue over 380 animals bringing total rescues over its history to nearly 37,600.

“I continue to be extremely proud of our team’s resilience and performance during these extraordinary times,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc.  “The actions we have taken over the past eight months related to costs, cash flow, balance sheet and liquidity, re-opening protocols and operations have put us in a strong position to successfully navigate the current operating environment and emerge an even stronger business when conditions normalize.”

[1

] This earnings release includes Adjusted EBITDA and, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn which are financial measures and other supplemental financial metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA and, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn and the reconciliation of non-GAAP financial measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

The Company calculates Net Cash Burn as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings and related transactions.  Adjusted Net Cash Burn is calculated as Net Cash Burn further adjusted to exclude certain vendor payments during the period, which were previously deferred in order to manage liquidity in response to the temporary park closures and limited re-openings related to the COVID-19 pandemic. Net Cash Burn and Adjusted Net Cash Burn can be significantly impacted by operating performance, the timing of interest payments, including the timing of interest payments related to the Company’s senior notes, the timing of capital expenditures and the timing of working capital payments.

“I am encouraged by our third quarter results which demonstrate steady operational and financial improvement.  During the third quarter, we successfully and safely re-opened three more parks to bring the total number of parks in operation to 10 out of 12 parks in our portfolio at the end of September.  All of our re-opened parks are operating with enhanced health and safety protocols for our employees, guests and animals and are operating in accordance with state and local guidelines.  Monthly attendance improved throughout the quarter relative to prior year as we re-opened more parks and our guests demonstrated an increasing desire and willingness to visit our parks, including attending our reimagined events.  We are particularly pleased with our recently concluded Halloween events and look forward to starting our popular Christmas events next week.”

“I am also pleased with our strong admissions and in park per capita performance during the quarter, despite COVID-19 operational impacts and a higher mix of season pass visitors in the quarter when compared to prior year. Our pricing and product strategies are working and our guests appear willing to spend when they visit our parks,” continued Swanson.

In addition to re-opening three parks during the third quarter and resuming special events, the Company maintained its focus on reducing costs and managing cash flows while also strengthening its balance sheet and liquidity position.  During the quarter, the Company further extended its covenants and raised additional capital through a $500 million notes offering, which leaves the Company with approximately $800 million of total liquidity as of September 30, 2020.

“I want to sincerely thank our ambassadors for their continued efforts to welcome back our guests and care for our animals while also remaining resilient and creative in adapting our parks and our events to new operating and safety protocols.  I also want to express our gratitude to the many loyal pass holders and guests who have returned to visit our parks. We have been building attendance since June through our efforts around providing a safe and fun guest experience while thoughtfully reintroducing our modified events across our theme parks.  We will continue to sensibly navigate the months ahead as we look forward to the time when our parks can return to a more normalized operating environment.  As I have said before, we feel very well positioned – with the right assets, team, balance sheet and liquidity - to navigate through this environment and emerge an even stronger and more profitable enterprise.  We continue to have high confidence in our long-term strategy and in our ability to deliver significantly improved operating and financial results that we believe will lead to meaningfully increased value for stakeholders,” concluded Swanson.

The Company’s third quarter financial results were significantly impacted by the global COVID-19 pandemic.  As previously announced, from March 16, 2020 to June 5, 2020, all of the Company’s parks were closed. In June, the Company began the process of re-opening some of its parks beginning in Texas (June 6), Florida (June 11), Pennsylvania (July 24), Virginia (August 5) and California (August 28).  By the end of the third quarter, ten of its 12 parks were operating with capacity limitations, modified/limited operations, reduced operating days and/or reduced operating hours.  The Company’s SeaWorld park in California re-opened on a limited basis, following California guidance for reopening zoos.  Additionally, during the third quarter, the state of Virginia had a state mandated capacity restriction of 1,000 guests at a time which significantly restricted attendance for the Company’s Busch Gardens park in that state.  On October 29, 2020, the state of Virginia revised its theme park guidance and modified the methodology for calculating restricted capacity at theme parks.  The Company estimates that this change will allow it to increase the capacity at this park from 1,000 guests to approximately 4,000 guests at a time.  Due to the park closures, the Company’s third quarter of 2020 had a total of ten parks open with limited capacity and reduced operating hours for 562 operating days compared to a total of twelve parks open with 957 operating days in the third quarter of 2019, representing a 41% reduction in operating days.

Attendance in the third quarter was impacted by fewer operating days and hours versus the prior year, capacity limitations, temporary park closures, limited marketing spend and a more limited events line-up. Despite these limitations, attendance on a consolidated basis improved throughout the quarter with total consolidated monthly attendance down 89% in July, down 80% in August and down 61% in September versus the comparable prior year month.  Excluding the Company’s Virginia and California parks which were only partially open and operating with significantly modified and limited operations due to state imposed restrictions, monthly attendance was down 81% in July[2], down 68% in August and down 48% in September.  Monthly attendance trends continued to improve into the fourth quarter with October attendance down 50% on a total consolidated basis and down 40% excluding Virginia and California, relative to prior year.  Further, multiple parks hit capacity limitations on several days throughout the quarter and into October – meaning demand for these parks exceeded the Company’s available capacity on these days and if the park was not capacity constrained on these days, its performance versus the prior year would have been better than what was realized.

Third Quarter 2020 Results

In the third quarter of 2020, the Company hosted approximately 1.6 million guests, generated total revenues of $106.1 million, net loss of $79.2 million and an Adjusted EBITDA loss of $11.2 million. Net loss includes approximately $2.0 million of pre-tax expenses directly associated with incremental costs incurred due to the global COVID-19 pandemic and $2.6 million of pre-tax expenses associated with severance and other separation-related costs.  Net income in 2019 includes approximately $1.2 million of pre-tax expenses associated with severance and other separation-related costs.

[2	] July comparison to the prior year excludes attendance from the Company’s Sesame Place park which re-opened the last weekend of July 2020.

The decrease in attendance in the third quarter was due to the COVID-19 related impacts discussed above.  The decline in total revenue was primarily a result of a decrease in attendance partially offset by an increase in admission per capita (defined as admissions revenue divided by total attendance) and improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance). Admission per capita increased primarily due to the realization of higher prices across admission products and the impact of out of commitment pass revenue partially offset by the impact of higher season pass attendance mix when compared to the prior year period.  In-park per capita spending improved primarily due to higher realized prices and mix of certain in-park offerings particularly for merchandise, culinary and other in-park services, partially offset by the impact of visitation mix and limited in-park offerings during the quarter. Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating expenses and selling, general and administrative expenses and the realization of cost savings initiatives. The decrease in operating expenses largely results from a reduction in labor-related costs due to limited operating days and hours, furloughs and workforce reductions, a decrease in other operating costs resulting from limited operating schedules, the use of more efficient staffing models and other cost savings and efficiency initiatives. Selling, general and administrative expenses decreased primarily due to a reduction in marketing related costs, a decline in third-party consulting costs, a decline in labor-related costs and other cost savings and efficiency initiatives.

	Three Months Ended September 30,		Change
	2020	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$106.1	$473.7	(77.6%)
Net (loss) income	$(79.2)	$98.0	NM
(Loss) earnings per share, diluted	$(1.01)	$1.24	NM
Adjusted EBITDA	$(11.2)	$206.9	NM
Net cash (used in) provided by operating activities	$(39.3)	$146.3	NM
Attendance	1.6	8.1	(80.8%)
Total revenue per capita	$67.94	$58.31	16.5%
Admission per capita	$40.39	$33.00	22.4%
In-Park per capita spending	$27.55	$25.31	8.9%

First Nine Months 2020 Results

In the first nine months of 2020, the Company hosted approximately 4.2 million guests and generated total revenues of $277.7 million, net loss of $266.8 million and an Adjusted EBITDA loss of $95.9 million. Net loss in the first nine months of 2020 includes approximately $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed, $6.0 million of pre-tax expenses directly associated with incremental costs incurred related to park re-opening costs due to the global COVID-19 pandemic and $2.7 million of pre-tax expenses associated with severance and other separation-related costs. Net income in the first nine months of 2019 includes approximately $4.3 million of pre-tax expenses associated with an equity transaction and $3.8 million of pre-tax expenses associated with severance and other separation-related costs.

The decrease in attendance was largely due to the temporary park closures, beginning on March 16, resulting from the global COVID-19 pandemic.  Attendance declined due to other COVID-19 related impacts including temporary park closures, fewer operating days and hours versus the prior period, capacity limitations, modified/limited operations, limited marketing spend and a limited events line-up.  The decline in total revenue was primarily a result of the decrease in attendance partially offset by an increase in admission per capita and in-park per capita spending.  Admission per capita increased primarily due to the realization of higher prices across admission products and the impact of out of commitment pass revenue, partially offset by the impact of attendance mix related to higher pass attendance when compared to the prior year period. In-park per capita spending improved primarily due to higher realized prices and fees and the mix of certain in-park offerings, partially offset by the impact of visitation mix when compared to the prior year period.  Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating expenses and selling, general and administrative expenses. The decrease in operating expenses largely results from a reduction in labor-related costs due primarily to the COVID-19 temporary park closures and limited reopenings, a reduction in other operating costs resulting from limited operating schedules and cost savings initiatives, a reduction in non-cash equity compensation expense and the impact of other cost savings and efficiency initiatives. Selling, general and administrative expenses primarily decreased due to a reduction in marketing related costs, a decrease in legal costs, a decline in third-party consulting costs, a decrease in non-cash equity compensation expense and the impact of cost savings and efficiency initiatives.

	Nine Months Ended September 30,		Change
	2020	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$277.7	$1,100.2	(74.8%)
Net (loss) income	$(266.8)	$113.7	NM
(Loss) earnings per share, diluted	$(3.41)	$1.39	NM
Adjusted EBITDA	$(95.9)	$373.0	NM
Net cash (used in) provided by operating activities	$(107.6)	$313.7	NM
Attendance	4.2	17.9	(76.8%)
Total revenue per capita	$66.87	$61.38	8.9%
Admission per capita	$39.34	$34.86	12.9%
In-Park per capita spending	$27.53	$26.52	3.8%

Liquidity Update

As of September 30, 2020, the Company’s cash and cash equivalents balance was approximately $488 million, compared to a balance of approximately $376 million as of June 30, 2020.  Total liquidity including capacity under the Company’s revolving credit facility was approximately $800 million as of September 30, 2020.

The Company estimates that the Net Cash Burn during the quarter ended September 30, 2020 was approximately $22 million per month which includes certain previously deferred payments to vendors.  Excluding the deferred payments, the Company estimates that the average monthly Adjusted Net Cash Burn during the quarter ended September 30, 2020 was approximately $2 million per month.

Conference Call

The Company will hold a conference call today, Thursday, November 5, 2020 at 9 a.m. Eastern Time to discuss its third quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on November 5, 2020 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s fourth quarter 2020 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 5, 2020 through 11:59 p.m. Eastern Time on November 12, 2020 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10148617.

Statement Regarding Non-GAAP Financial Measures and Other Supplemental Financial Metrics

This earnings release and accompanying financial statement tables include several non-GAAP financial measures and other supplemental financial metrics, including Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn. Adjusted EBITDA, Free Cash Flow, Net Cash Burn and Adjusted Net Cash Burn are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

Management believes that Net Cash Burn and Adjusted Net Cash Burn are useful financial metrics for investors to evaluate the Company's ability to continue to fund operations during periods when its parks are closed or operating with limited capacity due to the COVID-19 pandemic. The Company calculates Net Cash Burn as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from debt offerings and related transactions.  Adjusted Net Cash Burn is calculated as Net Cash Burn further adjusted to exclude certain vendor payments during the period, which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic. Net Cash Burn and Adjusted Net Cash Burn are not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Net Cash Burn and Adjusted Net Cash Burn can be significantly impacted by operating performance, the timing of interest payments, in particular the timing of interest payments related to the Company’s senior notes, the timing of capital expenditures and the timing of working capital payments. Net Cash Burn and Adjusted Net Cash Burn as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 37,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed or with limited capacity and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
Net revenues:
Admissions	$63,087	$268,048	$(204,961)	(76.5%)	$163,368	$624,789	$(461,421)	(73.9%)
Food, merchandise and other	43,030	205,618	(162,588)	(79.1%)	114,336	475,444	(361,108)	(76.0%)
Total revenues	106,117	473,666	(367,549)	(77.6%)	277,704	1,100,233	(822,529)	(74.8%)
Costs and expenses:
Cost of food, merchandise and other revenues	9,298	37,843	(28,545)	(75.4%)	23,555	87,062	(63,507)	(72.9%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	91,337	175,634	(84,297)	(48.0%)	283,385	495,917	(212,532)	(42.9%)
Selling, general and administrative expenses	24,335	64,632	(40,297)	(62.3%)	72,393	174,601	(102,208)	(58.5%)
Severance and other separation costs (a)	2,581	1,207	1,374	113.8%	2,655	3,839	(1,184)	(30.8%)
Depreciation and amortization	38,052	40,822	(2,770)	(6.8%)	114,006	120,325	(6,319)	(5.3%)
Total costs and expenses	165,603	320,138	(154,535)	(48.3%)	495,994	881,744	(385,750)	(43.7%)
Operating (loss) income	(59,486)	153,528	(213,014)	NM	(218,290)	218,489	(436,779)	NM
Other income, net	(2)	(86)	84	97.7%	(15)	(138)	123	89.1%
Interest expense	28,145	21,463	6,682	31.1%	69,206	64,063	5,143	8.0%
(Loss) income before income taxes	(87,629)	132,151	(219,780)	NM	(287,481)	154,564	(442,045)	NM
(Benefit from) provision for income taxes	(8,392)	34,123	(42,515)	NM	(20,696)	40,905	(61,601)	NM
Net (loss) income	$(79,237)	$98,028	$(177,265)	NM	$(266,785)	$113,659	$(380,444)	NM
(Loss) earnings per share:
(Loss) earnings per share, basic	$(1.01)	$1.25			$(3.41)	$1.40
(Loss) earnings per share, diluted	$(1.01)	$1.24			$(3.41)	$1.39

Weighted average common shares outstanding:
Basic	78,154	78,164			78,153	81,003
Diluted (b)	78,154	78,804			78,153	81,738

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change		Last Twelve Months Ended September 30,
	2020	2019	$	%	2020	2019	$	%	2020
Net (loss) income	$(79,237)	$98,028	$(177,265)	NM	$(266,785)	$113,659	$(380,444)	NM	$(290,968)
(Benefit from) provision for income taxes	(8,392)	34,123	(42,515)	NM	(20,696)	40,905	(61,601)	NM	(22,073)
Interest expense	28,145	21,463	6,682	31.1%	69,206	64,063	5,143	8.0%	89,321
Depreciation and amortization	38,052	40,822	(2,770)	(6.8%)	114,006	120,325	(6,319)	(5.3%)	154,238
Equity-based compensation expense (c)	3,484	1,162	2,322	199.8%	3,203	8,444	(5,241)	(62.1%)	5,865
Loss on impairment or disposal of assets and certain non-cash expenses (d)	131	1,425	(1,294)	(90.8%)	1,551	2,217	(666)	(30.0%)	2,532
Business optimization, development and strategic initiative costs (e)	3,698	9,270	(5,572)	(60.1%)	5,997	18,262	(12,265)	(67.2%)	15,604
Certain transaction and investment costs and other taxes (f)	433	468	(35)	(7.5%)	1,095	4,930	(3,835)	(77.8%)	1,221
Other adjusting items (g)	2,462	136	2,326	NM	(3,492)	182	(3,674)	NM	32,280
Adjusted EBITDA (h)	$(11,224)	$206,897	$(218,121)	NM	$(95,915)	$372,987	$(468,902)	NM	$(11,980)
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (i)									1,900
Adjusted EBITDA, after cost savings (j)									$(10,080)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
Net cash (used in) provided by operating activities	$(39,323)	$146,297	$(185,620)	NM	$(107,649)	$313,683	$(421,332)	NM
Capital expenditures	22,016	40,142	(18,126)	(45.2%)	75,715	152,880	(77,165)	(50.5%)
Free Cash Flow (k)	$(61,339)	$106,155	$(167,494)	NM	$(183,364)	$160,803	$(344,167)	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CALCULATION OF NET CASH BURN AND ADJUSTED NET CASH BURN

(In thousands)

	For the Three Months Ended September 30, 2020	Monthly Average
Net cash used in operating activities	$(39,323)
Net cash used in investing activities	(22,016)
Repayments of long-term debt(l)	(3,877)
Other financing activities	(996)
Net Cash Burn(m)	$(66,212)	$(22,071)
Previously deferred payments to vendors(n)	60,872
Adjusted Net Cash Burn(o)	$(5,340)	$(1,780)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2020	As of December 31, 2019
Cash and cash equivalents	$488,416	$39,946
Total assets	$2,650,181	$2,300,518
Long-term debt, including current maturities:
Term B-5 Loans	$1,496,254	$1,507,883
Revolving Credit Facility	—	50,000
Second-Priority Senior Notes	500,000	—
First-Priority Senior Notes	227,500	—
Total long-term debt, including current maturities	$2,223,754	$1,557,883
Total stockholders’ (deficit) equity	$(66,521)	$210,892

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Nine Months Ended September 30,		Change
	2020	2019	#	%
Capital Expenditures:
Core (p)	$65,914	$137,053	$(71,139)	(51.9%)
Expansion/ROI projects (q)	9,801	15,827	(6,026)	(38.1%)
Capital expenditures, total	$75,715	$152,880	$(77,165)	(50.5%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2020	2019	#	%	2020	2019	#	%
Attendance	1,562	8,123	(6,561)	(80.8%)	4,153	17,925	(13,772)	(76.8%)
Total revenue per capita (r)	$67.94	$58.31	$9.63	16.5%	$66.87	$61.38	$5.49	8.9%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.  For the nine months ended September 30, 2020 and 2019, respectively, primarily relates to severance and other employment expenses for certain employees who were terminated during 2020 and 2019, respectively.

(b)  During the three and nine months ended September 30, 2020, the Company excluded potentially dilutive shares of approximately 2.5 million and 2.2 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods. During the three and nine months ended September 30, 2019, there were approximately 0.4 million and 0.3 million anti-dilutive shares of common stock excluded from the computation of diluted earnings per share, respectively.

(c) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the nine and twelve months ended September 30, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(d) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the twelve months ended September 30, 2020, primarily reflects asset write-offs related to certain rides and equipment which were removed from service.

(e) For the three and nine months ended September 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $2.6 million and $2.7 million , respectively, of severance and other separation costs  primarily related to a restructuring program in 2020 and (ii) $0.5 million and $2.4 million, respectively, of third party consulting costs.

For the three and nine months ended September 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $6.5 million and $12.5 million, respectively, of third party consulting costs and (ii) $1.2 million and $3.8 million, respectively, of severance and other separation costs primarily associated with positions eliminated.

For the twelve months ended September 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $11.1 million of third party consulting costs, and (ii) $3.0 million of severance and other separation costs primarily related to a restructuring program in 2020.

(f) For the nine months ended September 30, 2019, $4.3 million relates to expenses associated with a previously disclosed equity transaction.

(g) Reflects the impact of certain expenses, net of insurance recoveries and adjustments, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three months ended September 30, 2020, includes approximately $2.0 million in incremental nonrecurring costs directly associated with the COVID-19 global pandemic, primarily due to incremental labor-related costs to operate the parks and operations with enhanced safety measures, contract termination or modification costs related to impacts from the temporary COVID-19 park closures, and initial purchases of safety monitoring and personal protective equipment.

For the nine and twelve months ended September 30, 2020, includes approximately $6.0 million in incremental nonrecurring costs associated with the COVID-19 global pandemic primarily due to incremental labor-related costs to prepare and operate the parks with enhanced safety measures, incremental third-party consulting costs primarily related to the Company’s COVID-19 response and safety communication strategies, contract termination or modification costs related to impacts from the temporary COVID-19 park closures, and initial purchases of safety monitoring and personal protective equipment.

For the nine and twelve months ended September 30, 2020, includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended September 30, 2020, also includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, as previously disclosed.

(h) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (i) above.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(l) Represents minimum amortization payments related to the Company’s term loan.

(m) Net Cash Burn is calculated as net cash used in operating and investing activities further adjusted for (i) mandatory debt service payments and (ii) other financing activities, excluding net proceeds from the Second-Priority Senior Notes offering and related transactions.

(n) Reflects vendor payments during the period which were previously deferred in order to manage liquidity in response to the temporary park closures and limited reopenings related to the COVID-19 pandemic.

(o) Adjusted Net Cash Burn is defined as Net Cash Burn as further adjusted to exclude deferred vendor payments as defined in (m) above.

(p) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(q)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(r) Calculated as total revenues divided by attendance.